As filed with the Securities and Exchange Commission on January 17, 2000 Registration No.


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933


EXPERTELLIGENCE, INC.
(Exact name of Registrant as specified in its charter)

California						95-3506403
(State or other jurisdiction of	(IRS Employer Identification Number)
 incorporation or organization)

25 East Ortega Street
Santa Barbara, California 93101
(805) 962-2558
(Address of Principal Executive Offices)


STOCK OPTION AGREEMENT
(Full titles of the Plan)


Denison W. Bollay
25 East Ortega Street
Santa Barbara, California 93101
(805) 962-2558
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bruce W. McRoy, Esq.
Reicker, Clough, Pfau & Pyle LLP
1421 State Street., Suite B
Santa Barbara, California 93101
(805) 966-2440


CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF   AMOUNT TO BE    PROPOSED MAXIMUM  PROPOSED       AMOUNT OF
SECURITIES TO      BE REGISTERED**  OFFERING PRICE    MAXIMUM      REGISTRATION
  REGISTERED                          PER SHARE      AGGREGATE         FEE*
                                                      OFFERING
Common Stock,
no par value      12,500 shares      $   9.63        $120,375        $31.78

*   Estimated solely for the purpose of calculating the registration fee.

**   The share covered by this Registration Statement represents 12,500 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued to the Chief Financial Officer of the Company.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

(1) Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 1999 (Commission file number 0-11596);

(2) Registrant's Quarterly Reports on Form 10-Q for the, fiscal quarters ended December 31, 1999; and

(3) The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A (Registration No. 0-11596) under the Securities Exchange Act of 1934, including any amendment or report subsequently filed by Registrant for the purpose of updating that description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange
Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Counsel for Registrant, Reicker, Clough, Pfau & Pyle LLP, has rendered an opinion to theeffect that Registrant's shares of Common Stock covered by the Registration Statement will be duly and validly issued, fully paid and non-assessable upon issuance.

Bruce W. McRoy, is a partner in the firm of Reicker Clough, Pfau & Pyle LLP. Mr. McRoy owns 1,000 shares of Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers

The Board of Directors of Registrant has resolved to indemnify the officers and directorof Registrant to the full extent permitted by Section 317 of the California General Corporation Law, and Article VI of Registrant's Bylaws provides for indemnification of officers and directors to the same extent.
Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. On January 27, 1988, Registrant's Board of
Directors approved amendments to Registrant's Articles of Incorporation providing for the indemnification of directors and officers of the Company to the fullest extent permitted under California law. These amendments limit the personal monetary liability of directors in performing their duties on behalf of Registrant, to the extent permitted by the California General Corporation Law, and permit Registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the California General Corporation Law. These amendments and the entering into of indemnification agreements were approved by Registrant's stockholders at the annual stockholders' meeting held on March 30, 1988. In addition, Registrant maintains a directors' and officers' liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 7. Exception from Registration Claimed

Not applicable.

Item 8. Exhibits

The following Exhibits are filed as a part of this Registration Statement:

4.1 Stock Option Agreement dated September 30, 1999.

5.1 Opinion of Reicker, Clough, Pfau & Pyle, LLP

24.1 Consent of McGowan Guntermann

24.2 Consent of Reicker, Clough, Pfau & Pyle, LLP (included in Opinion of Reicker, Clough Pfau & Pyle, LLP filed as Exhibit 5.1 herein).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the California General Corporation Law, the Certificate of Incorporation or the Bylaws of Registrant, Indemnification Agreements entered into between Registrant and its officers and directors, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Santa Barbara, State of California, on January 17, 2000.

EXPERTELLIGENCE, INC.


By   /s/ Denison W. Bollay
    Denison W. Bollay, President


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature



/s/ Denison W. Bollay
Denison W. Bollay
President, and Director
January  17,2000



/s/ Robert W. Reali
Robert W. Reali
Secretary, Treasurer and Director
(Principal Financial and
Accounting Officer)
January 17, 2000



/s/
Charles House
Director
January 17, 2000


EXHIBIT INDEX

Exhibit Number
Description of Item

Sequential Page

4.1
Stock Option Agreement dated September 30, 1999

EXPERTELLIGENCE, INC.
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into by and between EXPERTELLIGENCE, INC., a California corporation ("ET"), and AARON MICHAELSEN ("Optionee"), as of September 30, 1999 (the "Effective Date").

NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties agree as follows:

1. Grant of Option. Subject to the terms and conditions of this Agreement, ET hereby grants to Optionee an incentive stock option ("Option") to purchase from ET, at the price of Three Dollars ($3.00) per share, Twelve Thousand Five Hundred (12,500) shares (the "Shares") of ET's Common Stock, without par value ("Common Stock"). The Option granted to Optionee pursuant to this Agreement is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

2. Term of Option. Unless earlier exercised, the Option shall terminate at the close of business California time on, and shall not be exercisable after, July 31, 2000.

3. Exercise.

3.1. Exercisability. Subject to the terms and conditions of this Agreement, the Option shall be exercisable with respect to all of the Shares as of the Effective Date.

3.2. Notice of Exercise. Optionee shall exercise the Option by delivering to ET written notice of election to exercise and payment in full of the exercise price. The written notice shall set forth the whole number of Shares with respect to which the Option is being exercised.

3.3. Payment of Exercise Price. The exercise price for any Shares with respect to which Optionee exercises this Option shall be paid in full in cash at the time Optionee delivers to ET the written notice of election to exercise.

3.4. Withholding. ET's obligation to deliver Shares upon the exercise of this Option shall be subject to Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

3.5. Issuance of Shares. Promptly after its receipt of Optionee's written notice of election and payment in full of the exercise price, ET shall deliver, or cause to be delivered, to Optionee, certificates for the whole number of Shares with respect to which the Option is being exercised by Optionee. The Shares shall be registered in the name of Optionee.
If any law or regulationof the Securities and Exchange Commission or of any other federal or state governmental body having jurisdiction shall require ET or Optionee to take any action prior to issuance of the Shares to Optionee, or if any listing agreement between ET and any national securities exchange requires such Shares to be listed prior to issuance, the date for the delivery of such Shares shall be adjourned until the completion of such action and/or such listing.

3.6. Fractional Shares. In no event shall ET be required to issue fractional shares upon the exercise of any portion of the Option.

4. Rights as a Shareholder. Optionee shall have no rights as a shareholder of ET with respect to any of the Shares until the date of the issuance of a share certificate for such Shares. No adjustment to the Option shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 4 below.

5. Recapitalization of ET. Except as otherwise provided in this Agreement, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Option and the exercise price of the Option in the event of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the capital structure of ET. In the event of a liquidation of ET, or a merger, reorganization, or consolidation of ET with any other corporation in which ET is not the surviving corporation or ET becomes a wholly-owned subsidiary of another corporation, the Option shall be cancelled unless the surviving corporation in any such liquidation, merger, reorganization, or consolidation elects to assume the Option or to issue a substitute option in place thereof. To the extent that the foregoing adjustments relate to stock or securities of ET, such adjustments shall be made by the Board of Directors of ET.

6. No Transfer of Option. Optionee may not transfer all or any part of the Option. Any attempted assignment or transfer, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, of all or any portion of the Option other than in accordance with the terms and provisions of this Agreement shall be null and void.

7. Optionee's Representations and Covenants.

7.1. Resale of Shares. The parties agree that it is important to maintain the integrity of the trading market for the Common Stock and that the trading market might be adversely effected if Optionee were to sell or attempt to sell during any trading period a disproportionate number of shares of Common Stock acquired on exercise of the Option (the "Option Shares"). Therefore, Optionee agrees that it will neither sell nor attempt to sell during any one trading day a number Option Shares which exceeds five percent (5%) of the aggregate trading volume of ET's Common Stock for the immediately preceding business day. In the event that Optionee breaches its obligations under this Section, ET may take such action as it deems reasonably necessary to prevent Optionee's further or continued violation of this Section, including, but not limited to, terminating or suspending the effectiveness of the Registration Statement. ET's taking of any action under the preceding sentence shall not be deemed to be an election of remedies and shall not limit in any way ET's right to recover damages by reason of Optionee's breach of its obligations under this Section.

7.2. Investment Representation. Optionee hereby represents and warrants to, and agrees with, ET that, if Optionee exercises the Option in whole or in part at a time when there is not in effect under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement covering the shares issuable upon exercise of the Option and available for delivery a prospectus meeting the requirements of Section 10 of said Act, Optionee may be required, as a condition of issuance of the shares covered by the Option, to represent to ET that the shares issued pursuant to the exercise of the Option are being acquired for investment and without a view to distribution thereof; and that in such case ET may place a legend on the certificate(s) evidencing the shares issued upon exercise of the Option reflecting the fact that the shares were acquired for investment and cannot be sold or transferred unless registered under said Act or unless counsel for ET is satisfied that the circumstances of the proposed transfer do not require such registration.

7.3. Disclaimer. Optionee acknowledges and agrees that nothing in this Agreement, nor any action taken by ET, or any officer, director, employee, agent or attorney of any of ET, shall be, or be deemed to be, legal or tax advice to Optionee with respect to any matter, including, but not limited to, (a) the tax consequences of Optionee's receipt or exercise of the Option or Optionee's sale or disposition of any of the Shares and (b) the propriety of the characterization of this Option as an incentive stock option for federal income tax purposes. Optionee is solely responsible for obtaining such legal and tax advice as Optionee deems necessary in connection with Optionee's acceptance and exercise of the Option or sale or disposition of any of the Shares. Optionee agrees that neither ET nor any of its officers, directors, employees, agents or attorneys shall have any liability to Optionee by reason of the fact that this Option does not qualify for treatment as an incentive stock option or that the effectiveness of the Registration Statement is delayed or suspended for any reason, other than ET's unreasonable delay in filing the Registration Statement.
Optionee shall not contend that the S-8 Registration Statement is not a proper form to use in connection with the Option.

8. General Provisions.

8.1. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, rrangements, or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement.

8.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and to be fully performed in the State of California.

8.3. Notices. Any notices given pursuant to this Agreement shall be in writing and shall be given by personal service or by United States certified mail, return receipt requested, postage prepaid to the addresses appearing on the signature page of this Agreement or such other address as may be given by either party for purposes of notice. Notice given by personal service shall be deemed effective on the date it is delivered to the addressee, and notice mailed shall be deemed effective on the third (3rd) day following its placement in the mail addressed to the party.

8.4. Further Acts. Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

8.5. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.

IN WITNESS WHEREOF, the parties have entered into this Stock Option Agreement as of the date first above written.



EXPERTELLIGENCE, INC., a California corporation


By:____________________________________
Denison W. Bollay, President
25 East Ortega Street
Santa Barbara, California 93101




_______________________________________
Aaron Michaelsen
4100 Mac Arthur Boulevard, Suite 305
Newport Beach, California 92660

5.1 Opinion of Reicker, Clough, Pfau & Pyle, LLP

January 17, 2000

ExperTelligence, Inc.
23 East Ortega Street
Santa Barbara, California 93101

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8
(the "Registration Statement") to be filed by ExperTelligence, Inc., a California corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about January 10, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 12,500 shares of Common Stock, no par value (the "Shares"), underlying the Non-Qualified Stock Option granted to Aaron Michaelsen for services rendered as the Company's Chief Financial Officer under the Stock Option Agreement dated September 30, 1999 (the "Agreement"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Agreement.

It is our opinion that, when issued and sold in the manner described and pursuant to the Agreement, the options to purchase 12,500 shares of CommonStock and the underlying 12,500 shares Common Stock to be issued upon exercise will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

REICKER, CLOUGH, PFAU & PYLE, LLP


/s/ Reicker, Clough, Pfau & Pyle, LLP

24.1 Consent of McGowan Guntermann

EXHIBIT 24.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ExperTelligence, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the grant of the Non-Qualified Stock Option to purchase 12,500 shares of Common Stock granted to Aaron Michaelson for services rendered as the Company's Chief Financial Officer under the Stock Option Agreement dated September 30, 1999 (the "Agreement") of our report dated November 5, 1999, relating to the consolidated balance sheets of ExperTelligence, Inc., as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 1999 Annual Report on Form 10-K of ExperTelligence, Inc.

MCGOWAN GUNTERMANN



/s/ McGowan Guntermann
Santa Barbara, California
January 17, 2000

24.2 Consent of Reicker, Clough, Pfau & Pyle, LLP (included in Opinion of Reicker, Clough, Pfau & Pyle, LLP, filed as Exhibit 5.1 herein)